Exhibit 23.1

Onestop Assurance PAC 10 Anson Road #21-14 International Plaza Singapore 079903 Tel: (+65) 6883 5647 Email: audit@onestop-audit.com Website: www.onestop-audit.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-1 of our report dated November 5, 2025, except for Note 8, as to which the date is December 23, 2025 and Notes 1, 3 and 9, as to which the date is May 8, 2026, with respect to the financial statements of Timwood Asia Logistics Limited appearing in its Form F-1 Registration Statement on Form F-1 for the years ended June 30, 2025 and 2024.

We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Onestop Assurance PAC

Singapore

July 10, 2026